As filed with the Securities and Exchange Commission on May 1, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORTRESS INVESTMENT GROUP LLC

(Exact name of registrant as specified in its charter)

Delaware	20-5837959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas

46th Floor

New York, New York 10105

(212) 798-6100

(Address of principal executive offices)

FORTRESS INVESTMENT GROUP LLC AMENDED AND RESTATED 2007 OMNIBUS EQUITY INCENTIVE PLAN

(Full title of the plan)

David N. Brooks, Esq.

General Counsel and Secretary

Fortress Investment Group LLC

1345 Avenue of the Americas

46th Floor

New York, New York 10105

(212) 798-6100

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joseph A. Coco, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A shares	66,593,848	7.03(2)	$468,154,751	$60,299

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding Class A shares.
(2)	Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $7.03 per Class A share, which is the average of the high and low price per Class A share as reported by The New York Stock Exchange on April 29, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S–8 is being filed for the purpose of registering an additional 66,593,848 Class A shares of Fortress Investment Group LLC (the “Company”) reserved for issuance under the Fortress Investment Group LLC Amended and Restated 2007 Omnibus Equity Incentive Plan (the “Plan”). These additional Class A shares are additional securities of the same class as other securities for which an original registration statement (File No. 333-140576) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on February 8, 2007. These additional Class A shares have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan, which provides that the total number of shares subject to the Plan will be increased on the first day of each fiscal year pursuant to a specified formula.

Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement is modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 27, 2014;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed on May 1, 2014.

(c) The Company’s 2014 Definitive Proxy Statement on Form DEF14A, filed on April 11, 2014.

(d) The Company’s Current Reports on Form 8-K filed on February 3, 2013, February 13, 2014 and March 18, 2014; and

(e) The description of the Class A shares contained in the Registration Statement on Form 8-A, dated February 2, 2007, filed with the Commission by the Company to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares offered hereby has been passed upon for the Company by David N. Brooks, General Counsel and Secretary of the Company. As of May 1, 2014, Mr. Brooks beneficially owned 203,082 Class A shares and 158,657 restricted share units.

Item 8. Exhibits.

Exhibit No.	Description

4.1*	Specimen Certificate evidencing the Company’s Class A shares

4.2*	Form of Shareholders Agreement, by and among the Company, Peter Briger, Wesley Edens, Randal Nardone, Robert Kauffman, and Michael Novogratz

4.3¿	Amendment No. 1 to the Shareholder Agreement, by and among the Company, Peter Briger, Wesley Edens, Randal Nardone, Robert Kauffman, and Michael Novogratz

4.4†	Fourth Amended and Restated Limited Liability Company Agreement of the Company

5.1	Opinion of David N. Brooks, General Counsel and Secretary of Fortress Investment Group LLC

23.1	Consent of Ernst & Young LLP

23.2	Consent of David N. Brooks (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages hereto)

99.1†	Amended and Restated Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan

*	Incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-127372), filed with the Commission.
¿	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission.
†	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission.

The undersigned registrant hereby undertakes that it will submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, May 1, 2014.

FORTRESS INVESTMENT GROUP LLC

By:	/s/ Randal A. Nardone
Name:	Randal A. Nardone
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Fortress Investment Group LLC, a Delaware limited liability company, hereby constitutes and appoints Daniel N. Bass, David N. Brooks and Randal A. Nardone and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Randal A. Nardone Randal A. Nardone	Chief Executive Officer and Director	May 1, 2014

/s/ Daniel N. Bass Daniel N. Bass	Chief Financial Officer	May 1, 2014

/s/ John A. Konawalik John A. Konawalik	Principal Accounting Officer	May 1, 2014

/s/ Wesley R. Edens Wesley R. Edens	Co-Chairman of the Board of Directors	May 1, 2014

Signature	Title	Date

/s/ Peter L. Briger, Jr Peter L. Briger, Jr.	Co-Chairman of the Board of Directors	May 1, 2014

/s/ Michael E. Novogratz Michael E. Novogratz	Director	May 1, 2014

/s/ Richard N. Haass Richard N. Haass	Director	May 1, 2014

/s/ Douglas L. Jacobs Douglas L. Jacobs	Director	May 1, 2014

/s/ David B. Barry David B. Barry	Director	May 1, 2014

/s/ George W. Wellde, Jr. George W. Wellde, Jr.	Director	May 1, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Specimen Certificate evidencing the Company’s Class A shares

4.2*	Form of Shareholders Agreement, by and among the Company, Peter Briger, Wesley Edens, Randal Nardone, Robert Kauffman, and Michael Novogratz

4.3¿	Amendment No. 1 to the Shareholder Agreement, by and among the Company, Peter Briger, Wesley Edens, Randal Nardone, Robert Kauffman, and Michael Novogratz

4.4†	Fourth Amended and Restated Limited Liability Company Agreement of the Company

5.1	Opinion of David N. Brooks, General Counsel and Secretary of Fortress Investment Group LLC

23.1	Consent of Ernst & Young LLP

23.2	Consent of David N. Brooks (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages hereto)

99.1†	Amended and Restated Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan

*	Incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-127372), filed with the Commission.
¿	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission.
†	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission.